Exhibit 99.1

NEWS RELEASE	CONTACT: Ian Kees
FOR IMMEDIATE RELEASE	(715) 839-2245

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SUPPLEMENTAL CONTRACT AWARD

Eau Claire, Wisconsin (February 5, 2008) — National Presto Industries, Inc. (NYSE: NPK) today announced that on January 30, 2008, AMTEC Corporation, its wholly owned subsidiary, received a $97.5 million supplemental award from the Department of the Army, for the fourth year of the Army’s 40mm Systems program. Deliveries under this supplement are scheduled primarily in 2009 and first quarter of 2010. Officials of the Company also noted that the performance timing announced in its August 2007 press release for the third year supplemental award was incorrect.  That award is scheduled to be performed primarily in 2008 and first quarter 2009, not as stated, in 2007 and first quarter 2008.   Since the inception of the AMTEC systems program, the cumulative value of the contracts awarded is $446.2 million.

Company officials also provided an update of the status of the filing of the financials for the year ended December 31, 2007. Those filings had been delayed as a result of issues stemming from the investment company lawsuit, a suit that ultimately ended with a ruling in the Company’s favor. The Company’s auditors, BDO Seidman, LLP, are currently reviewing the first three quarters and auditing year-end 2007 figures.   The Company expects that the audit will be completed in time to enable it to file its Form 10-K on a timely basis.  It also anticipates that it will be providing preliminary data on year-end results and announcing the annual dividend in the latter part of February 2008.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.  The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.